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                                                                    EXHIBIT 10.7

July 17, 2002

Beth A. Burnside, Ph.D.
5404 Huntington Parkway
Bethesda MD 20814

Dear Beth:

On behalf of Advancis Pharmaceutical Corporation, I am pleased to extend this offer to you for the position of Senior Director, Formulation Development reporting to Colin E. Rowlings, Ph.D., Vice President, Pharmaceutical Research & Development. Your initial base salary will be $160,000.00 per year with a starting date of September 3, 2002. Your salary will be subject to normal periodic review based on corporate policy, your performance, and other factors considered by the company in making salary determinations.

Stock Options: You will be eligible to participate in the Advancis Pharmaceutical Stock Option Plan in accordance with the terms and conditions of the Stock Option Plan, as may be amended from time to time. This initial stock option grant is contingent upon approval of the Board of Directors, which should occur at their next scheduled meeting after your hire. I will recommend to the board an option grant of 40,000 shares.

Bonus Eligibility: You will be eligible to participate in the Advancis Pharmaceutical Bonus Plan. Based on your job level, you will be eligible for an annual bonus of up to 15%. Bonuses are contingent upon both employee and company performance.

Vacation: You will be granted paid vacation time in the amount of 4 weeks per calendar year. Unused vacation days cannot be carried over from one calendar year into the next.

Benefits: You will be eligible to participate in Advancis Pharmaceutical's health, dental, disability, and life insurance plans, as well as various other employee benefits as outlined in the attached Benefits Summary.

At-Will Employment: Advancis Pharmaceutical is an "at will" employer. This means your employment is not for any definite period of time, and either you or Advancis Pharmaceutical may terminate such employment for any reason, at any time, with or without cause and with or without notice. Similarly, as an employee of Advancis Pharmaceutical, you will be subject to such employment policies and terms and conditions as Advancis Pharmaceutical may adopt or modify from time to time, and nothing in this offer letter or told or given to you during your employment should be interpreted as a guarantee or contract.

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Beth A. Burnside, Ph.D.
July 17, 2002
Page 2 of 2

As an employee, you will be required to sign the Assignment of Invention, Non-Disclosure and Non-Competition Agreement. We understand from you that this offer and your employment with Advancis Pharmaceutical Corporation are not in conflict with any existing or previous employment agreement or non-competition agreement.

Please indicate your acceptance of this offer of employment by signing and dating below, and returning this letter to the Human Resources Department at Advancis Pharmaceutical in the enclosed envelope. You may keep the enclosed copy for your records.

Beth, we are excited to make you this offer and hope that you join us. We look forward to your start date, and your new career at Advancis Pharmaceutical Corporation.

Sincerely,

/s/ Edward M. Rudnic

Edward M. Rudnic, Ph.D.
President & CEO

EMR:jmc

Enclosure

cc: Colin E. Rowlings, Ph.D.

Accepted:

   /s/ Beth A. Burnside                              July 23, 2002
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Beth A. Burnside, Ph.D.                                   Date